EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-87874) pertaining to The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan, of our report dated June 29, 2011, our audit of the statements of net assets available for benefits of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan, as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules of Schedule H, Line 4i — Schedule of Assets (held at end of year) and Schedule H, Line 4a — Schedule of Delinquent Participation Contributions as of December 31, 2010 which report appears in the December 31, 2010 annual report on Form 11-K of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan.
/s/ Clark, Schaefer, Hackett & Co.
Columbus, Ohio
June 29, 2011